SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

The following is a memorandum to certain brokers, analysts and employees of The MONY Group Inc. The merger agreement for AXA Financial, Inc.’s acquisition of The MONY Group was filed by The MONY Group under cover of Form 8-K on September 18, 2003 and is incorporated by reference into this filing.

To:	All COLI/BOLI Brokers, Analysts, Support Staff, Partners, and Friends of CSG
From:	Sam Chiodo, CLU, ChFC, Vice President, Corporate Strategies Group
Re:	Proposed AXA-MONY Merger to Create New COLI Opportunities

As you know, The MONY Group recently announced that it has entered into an agreement to become a wholly owned subsidiary of AXA Financial, Inc. The transaction is subject to shareholder and regulatory approvals and other customary closing conditions and the deal is expected to close by the end of the first quarter of 2004.

We are very enthusiastic about this news, and feel it’s a win for our brokers, clients, and prospective clients alike. AXA Financial has expressed its commitment to the COLI business, most recently during a September 18, 2003 conference call with shareholders and investment analysts. Kip Condron, AXA Financial President & CEO said: “From an AXA perspective...the COLI product that MONY has would be distributable immediately through AXA’s distribution organization...As a matter of fact, we don’t want to wait for the deal to close in order to begin to capture some of those opportunities and we will be signing sales agreements within the next week to ten days in order to begin to capture some of those synergies.”

As you can tell from Mr. Condron’s comments, AXA views COLI as an attractive complement to its business and intends to take full advantage of the opportunity to distribute MONY’s COLI products.

Once the transaction closes, MONY will be a wholly owned subsidiary of AXA Financial, a status which we believe will bring both organizations tremendous value. With approximately $415 billion in assets under management as of December 31, 2002, AXA Financial is one of the world’s premier financial services organizations. AXA Financial is a subsidiary of AXA Group, a worldwide leader in financial protection and wealth management with major operations in Western Europe, North America, and the Asia/Pacific region. The AXA American Depository Share is listed on the NYSE under the ticker symbol AXA. AXA Financial enjoys strong ratings, and rating agencies have reacted positively to news of the intended acquisition.

MONY’s rating agencies have already begun to react positively to the news, as well:

“The rating of A (Excellent) of MONY’s life insurance subsidiaries as well as the group’s debt ratings have been placed under review with positive implications.”—September 18, 2003, A.M. Best

“Standard & Poor’s...revised its outlook on MONY Group Inc. (MONY) and MONY’s subsidiaries—MONY Life Insurance Co. and MONY Life Insurance Co. of America—to developing from negative.”—September 18, 2003, Standard & Poor’s

And, as of September 18, 2003, both Fitch and Moody’s have placed The MONY Group’s ratings on ‘positive’ watch and “on review for upgrade,” respectively.

Joining with AXA Financial, a company that is among the most respected in our industry, will bring important advantages to MONY’s Corporate Strategies Group, including the benefit of being part of a global leader in financial services, expanded distribution opportunities, and the commitment of AXA’s senior leadership to the COLI business.

It’s business as usual for MONY’s Corporate Strategies Group, and we will continue to work as hard as ever to win your business.

I will keep you apprised of further developments as they unfold over the coming months. Please feel free to contact me with any questions you may have.

This is an exciting time for us. With the strength of AXA Financial behind us, our ability to create and distribute COLI products-and bring you the service and expertise you expect from us-can only be enhanced.

Sincerely,

/S/    SAM CHIODO

Sam Chiodo, CLU, ChFC

Vice President, Corporate Strategies Group

MONY Life Insurance Company

# # #

Important Legal Information

MONY intends to file a proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus, when it becomes available, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Certain Information Concerning Participants: MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY shareholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of shareholders filed with the SEC on May 2, 2003.

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